Exhibit 99.2

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800 523.1988

215 564.6600

Contact:

For investors – Mona Zeehandelaar – phone: 215 564.6600, ext. 3674 email: mona.zeehandelaar@radianmi.com

For the media – Emily Riley – phone: 215 564.6600, ext. 3328 email: emily.riley@radianmi.com

Radian Announces Proposed Sale of Senior Unsecured Notes

PHILADELPHIA, February 11, 2003 - Radian Group Inc. (NYSE: RDN) today announced that it will commence an offer to sell $250,000,000 of senior unsecured notes. The notes will be unsecured senior obligations that will rank equally in right of payment with all of the company’s existing and future unsecured senior indebtedness. Radian intends to use approximately $75 million of the net proceeds of the offering for the repayment of debt and the balance for general corporate purposes, including potential acquisitions.

The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The notes may be offered only by means of an offering memorandum.

#    #    #